SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Cell Genesys, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 10, 2004

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Cell Genesys, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 10, 2004 at 10:00 a.m., local time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, for the following purposes:

1.	To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

2.	To approve the amendment of the Company’s 2001 Nonstatutory Stock Option Plan to increase the number of shares of common stock reserved for future issuance by 500,000 shares and to prohibit future option repricings under the 2001 Nonstatutory Stock Option Plan without the approval of the Company’s stockholders.

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on April 23, 2004 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

Sincerely,

Matthew J. Pfeffer Secretary

South San Francisco, California

April 29, 2004

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

CELL GENESYS, INC.

500 Forbes Boulevard

South San Francisco, CA 94080

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Cell Genesys, Inc., a Delaware corporation (“Cell Genesys” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 10, 2004 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080. The Company’s telephone number is (650) 266-3000.

These proxy solicitation materials were mailed on or about May 7, 2004, together with the Company’s 2004 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.

Record Date

Holders of record of the Company’s common stock at the close of business on April 23, 2004 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 44,664,144 shares of the Company’s common stock were issued and outstanding. The Company also has shares of Series B Preferred Stock outstanding, but ownership of such shares does not entitle the holders thereof to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or time than that of the previously submitted proxy or by attending the meeting and voting in person.

Voting and Solicitation

Every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter.

Quorum; Abstentions; Broker Non-Votes

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business.

Shares that are voted “FOR,” “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares cast by the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the “Votes Cast”).

A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election.

The Company intends to count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Thus, abstentions will have the same effect as a vote against the proposal.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

Proposals for the Company’s 2005 Annual Meeting of Stockholders must be received by the Company no later than December 29, 2004 in order to be considered for inclusion in the proxy statement and form of proxy relating to the Company’s 2005 Annual Meeting of Stockholders.

The proxy holders for the Company’s 2005 Annual Meeting of Stockholders will have discretionary authority to vote as they see fit on any stockholder proposal at the meeting that is received by the Company after March 23, 2005.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2004 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nine nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the board of directors to fill the vacancy. The Company is not presently aware of any nominee who will be unable or decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will ensure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

The names of and certain information regarding each nominee are set forth below.

Name	Age (1)	Principal Occupation
Stephen A. Sherwin, M.D.	55	Chairman of the Board and Chief Executive Officer of the Company

David W. Carter	65	Chairman of the Board and Chief Executive Officer of Xenogen Corporation

Nancy M. Crowell	55	Managing Director of Flagship Ventures

James M. Gower	55	Chairman of the Board and Chief Executive Officer of Rigel Pharmaceuticals, Inc.

John T. Potts, Jr., M.D.	72	Director of Research, Massachusetts General Hospital

Thomas E. Shenk, Ph.D.	57	Elkins Professor and Chairman, Department of Molecular Biology, Princeton University

Eugene L. Step	75	Retired Executive Vice President and President—Pharmaceutical Division, Eli Lilly and Company

Inder M. Verma, Ph.D.	56	Professor of Molecular Biology and Virology, The Salk Institute

Dennis L. Winger	56	Senior Vice President and Chief Financial Officer of Applera Corporation

(1)	As of April 12, 2004.

Dr. Sherwin, chairman of the board and chief executive officer, joined Cell Genesys in March 1990. Dr. Sherwin has served as chief executive officer since our inception, and in March 1994 he was elected to the additional position of chairman of the board of directors. Dr. Sherwin also served as president until July 2001, at which time Joseph J. Vallner Ph.D. was appointed president. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin was on the staff of the National Cancer Institute. Dr. Sherwin currently serves as the chairman of the board of Ceregene, Inc., a majority-owned subsidiary of Cell Genesys, which he co-founded in 2001. He was also a cofounder of Abgenix, Inc., a former subsidiary of Cell Genesys. Dr. Sherwin currently serves as a member of the board of directors of Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. and also serves as a board member of the Biotechnology Industry Organization. He holds a B.A. in biology from Yale University and an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter has served as chairman of the board of directors and chief executive officer of Xenogen Corporation since November 1997. From 1991 to 1997, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation. Prior to 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter also serves as a director of ImmunoGen, Inc. and Ceregene, Inc. Mr. Carter received a B.A. and an M.B.A. from Indiana University.

Ms. Crowell has served as a director of Cell Genesys since October 2000. Since May 2000, Ms. Crowell has served as managing director of Flagship Ventures and as a founding partner of Applied Genomic Technology Capital Funds. From 1989 to 1999, Ms. Crowell was founder and head of healthcare investment banking at Cowen and Company. Prior to that, Ms. Crowell held various investment banking and research positions at Robert Fleming, Dean Witter Reynolds, Merrill Lynch and Citibank International. She has been involved in key financings and strategic transactions for many companies in the biotechnology sector including Celera Genomics Corporation, Cephalon, Inc., Genzyme Corporation, Myriad Genetics, Inc., Vertex Pharmaceuticals, Inc. and Vical Inc. Ms. Crowell is a director of Nanostream, Inc. and Renovis, Inc. Ms. Crowell holds an M.B.A. from the

Haas Graduate School of Business Administration at the University of California, Berkeley and a B.A. from Wellesley College.

Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel Pharmaceuticals, Inc. From 1992 to 1996, Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he held several positions with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, most recently as vice president of marketing. Mr. Gower received a B.S. in operations research and an M.B.A. from the University of Tennessee.

Dr. Potts has served as a director of Cell Genesys since May 1997. His career spans more than 40 years of distinguished service in science and medicine. He earned his M.D. in 1957 from the University of Pennsylvania, and trained at Massachusetts General Hospital and the National Heart Institute. Dr. Potts then joined the National Institutes of Health, where he became head of the section on polypeptide hormones prior to becoming chief of endocrinology at Massachusetts General Hospital in 1968. Dr. Potts served as physician-in-chief at Massachusetts General Hospital and Jackson Professor of Clinical Medicine at Harvard Medical School from 1981 to 1996. In September 1996, Dr. Potts moved from the post of physician-in-chief to director of research at Massachusetts General Hospital and Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School. In April 2004, Dr. Potts was elected as a member of the National Academy of Sciences. Dr. Potts is a director of NanoMateria, Inc. and ReceptorBase, Inc. Dr. Potts is a member of both the Medical Advisory Board and the Scientific Advisory Board of Cell Genesys.

Dr. Shenk has served as a director of Cell Genesys since August 2001. Dr. Shenk has been Elkins Professor of Molecular Biology at Princeton University since 1984 and is a world-renowned expert in virology and gene therapy who brings over 20 years of experience in the biopharmaceutical field. Dr. Shenk is a member of the National Academy of Sciences, the Institute of Medicine, the American Academy of Arts and Sciences and the American Academy of Microbiology. He is a past president of the American Society for Virology and current president of the American Society for Microbiology, and has published more than 200 scientific papers in various journals. Dr. Shenk is also a member of the board of directors of Merck & Co., Inc. Dr. Shenk, who trained as a postdoctoral fellow in molecular biology at Stanford Medical Center, received his B.S. in biology from the University of Detroit and his Ph.D. in microbiology from Rutgers University. Dr. Shenk serves as a member of the Cell Genesys Scientific Advisory Board.

Mr. Step has served as a director of Cell Genesys since February 1993. From 1973 until his retirement in 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Associations. Mr. Step is also a director of Ceregene, Inc. and Guidant Corporation. Mr. Step holds a B.A. in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

Dr. Verma has served as a director of Cell Genesys since May 1997. Dr. Verma joined The Salk Institute in 1974 and is currently co-director of the Laboratory of Genetics. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences and the Institute of Medicine and is past president of the American Society for Gene Therapy. Dr. Verma is also a director of Ceregene, Inc. Dr. Verma holds a degree in Biochemistry from the Lucknow University in India and a Ph.D. in Biochemistry from the Weizmann Institute in Rehovoth, Israel. Dr. Verma serves as a member of the Cell Genesys Scientific Advisory Board.

Mr. Winger has served as a director of Cell Genesys since January 2004. Mr. Winger currently serves as senior vice president and chief financial officer of Applera Corporation and was previously senior vice president of finance and administration and chief financial officer of Chiron Corporation. Prior to that, Mr. Winger held various senior financial management positions including chief financial officer at Cooper Companies, Inc. Mr. Winger is a director of Cephalon, Inc. and A.P. Pharma Inc. Mr. Winger holds an M.B.A. from Columbia University Graduate School of Business and a B.A. from Siena College.

There are no family relationships among directors or executive officers of the Company.

BOARD STRUCTURE

Board Independence

The board of directors has determined that all of the nominees, except Dr. Sherwin, Dr. Shenk and Dr. Verma, satisfy the definition of “independent director” as established in Nasdaq listing standards. The board of directors has also determined that each of the members of the audit committee, the nominating and governance committee and the compensation committee satisfies the definition of “independent director” as established in Nasdaq listing standards.

Board Meetings and Committees

The board of directors of the Company held a total of five meetings during the fiscal year ended December 31, 2003. No incumbent director attended fewer than 75 percent of the total number of meetings of the board of directors and its committees of which he or she was a member, if any. The Company has adopted a policy that encourages members of the board of directors to attend all meetings, including meetings of committees on which they serve and the annual meeting of stockholders. Last year, Dr. Sherwin, Chairman of the Board and Chief Executive Officer of Cell Genesys, attended and led the 2003 annual meeting of stockholders.

The board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has adopted a written charter. The charters of the audit committee and the nominating and governance committee are available on the Company’s website.

The audit committee of the board of directors currently consists of Messrs. Winger and Step and Ms. Crowell. During 2003, the audit committee consisted of Messrs. Gower and Step and Ms. Crowell and met six times. In January 2004, the board of directors determined that Mr. Winger is qualified as an audit committee financial expert within the meaning of the rules of the SEC and Nasdaq. The audit committee is responsible for engagement of the Company’s independent auditors and pre-approving related party transactions and all audit and non-audit services provided by the Company’s independent auditors, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company’s independent auditors and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. The audit committee also serves as the Company’s qualified legal compliance committee (QLCC). The report of the audit committee for fiscal 2003 is included in these proxy solicitation materials. The audit committee charter is included as Appendix A.

The compensation committee of the board of directors, which currently consists of Dr. Potts and Messrs. Carter and Step, met four times during fiscal year 2003. The compensation committee reviews and approves the compensation of, and grants of stock options to, the Company’s executive officers, sets corporate objectives relevant to executive compensation and reviews executive officer performance in light of these objectives, reviews and approves employment agreements, severance arrangements and applicable change in control agreements for the Company’s executive officers, and administers, amends and interprets the Company’s equity incentive plans and benefits programs. The report of the compensation committee for fiscal 2003 is included in these proxy solicitation materials.

The nominating and governance committee of the board of directors currently consists of Ms. Crowell, Dr. Potts and Mr. Winger. During 2003, the nominating and governance committee consisted of Ms. Crowell, Dr. Potts and Dr. Shenk and met twice. The committee makes recommendations as to the size and composition of the board; reviews qualifications of potential candidates for election to the board; recommends the slate of nominees for presentation at the annual stockholders’ meeting; makes recommendations with respect to the membership of committees; and assesses the performance of the board and its members. It is this committee that is responsible for planning succession to the position of chief executive officer. This committee also oversees issues of corporate governance as they apply to the Company and recommends amendments to the Company’s corporate governance procedures where appropriate. The nominating and governance committee will consider nominees by stockholders in accordance with the Company’s bylaws.

Compensation of Directors

Directors who are not employees of the Company receive an annual retainer of $15,000 and a fee of $1,000 for each board meeting attended, as well as reimbursement of expenses incurred in attending board meetings. The chairperson of the compensation and nominating and governance committees each receive an annual retainer of $4,000 and the members of these committees each receive an annual retainer of $3,000. The chairperson of the audit committee receives an annual retainer of $8,000, and the members of the audit committee each receive an annual retainer of $6,000.

Under the terms of the 2001 Director Option Plan, non-employee directors are granted, on the date they initially become a director, an option to purchase 30,000 shares of the Company’s common stock, which vests as to 25 percent of the shares subject to the option one year after the date of grant, and as to 1/48th of the shares subject to the option each month thereafter, provided that the optionee continues to serve as a director on each relevant vesting date. In addition, non-employee directors are granted annually an option to purchase 7,500 shares of the Company’s common stock, which vests fully on the date of the grant.

Certain directors also serve as members of the Company’s Scientific Advisory Board and/or Medical Advisory Board to provide additional oversight of the Company’s key research and development programs. In consideration of such additional services, during 2003, Dr. Shenk and Dr. Verma earned $50,000 and $87,500, respectively. Also, in connection with their service under these agreements, Dr. Shenk and Dr. Verma were each granted options to purchase 2,500 shares of Cell Genesys common stock in each of fiscal years 2003, 2002 and 2001, in each case with an exercise price equal to the fair market value of the underlying stock on the date of grant. In addition, during 2003, Dr. Verma earned $25,000 as a member of the Scientific Advisory Board of the Company’s subsidiary, Ceregene, Inc.

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO THE 2001 NONSTATUTORY STOCK OPTION PLAN

General

We are asking stockholders to approve an amendment to our 2001 Nonstatutory Stock Option Plan (the “NSO Plan”) so that we may continue to use the NSO Plan to meet our goals. Our employees and consultants, but not our executive officers and directors, are eligible to receive grants of options under the NSO Plan. We propose to increase the number of shares reserved for future issuance by 500,000 shares, bringing the total number of shares authorized to be issued under the NSO Plan to 5,500,000 shares. In addition, we propose to further amend the NSO Plan to prohibit future option repricings under the NSO Plan without the approval of the Company’s stockholders. The board of directors approved these amendments in April 2004, subject to approval from our stockholders at the 2004 annual meeting. Approval requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy at the annual meeting and voting on the matter.

We strongly believe that approval of the amendment is essential to our continued success. Our employees are our most valuable asset. Stock options are vital to our ability to attract, retain and motivate outstanding individuals to further our goals.

SUMMARY OF THE NSO PLAN

The following paragraphs provide a summary of the principal features of the NSO Plan and its operation.

Purposes of the NSO Plan

The purposes of the NSO Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and to promote the success of our business. To further these purposes, the NSO Plan permits the grant of nonstatutory stock options.

Administration of the Plan

The NSO Plan is administered by the board of directors or by a committee appointed by the board of directors (in either case, the “Administrator”). Currently, the Compensation Committee of the board of directors serves as the Administrator.

Subject to the terms of the NSO Plan, the Administrator has the sole discretion to select the employees who will be granted stock options, determine the terms and conditions of options (for example, the exercise price and vesting schedule), and interpret the provisions of the NSO Plan and outstanding options. However, assuming the stockholders approve the amendments to the NSO Plan described in this section, neither the board nor the compensation committee may lower the price of a previously granted option or stock purchase right, nor replace the option or right with another type of award (other than in connection with a stock dividend, merger or other change to the Company’s capital structure), unless stockholder approval is obtained.

A total of 5,000,000 shares of our common stock currently are reserved for issuance under the NSO Plan. As of March 31, 2004, 1,162,114 shares remain available for future issuance. Assuming stockholder approval of an additional 500,000 shares, 5,500,000 shares will have been authorized for issuance under the Plan. In addition, if an option expires or is cancelled without having been exercised in full, the underlying shares will return to the available pool of shares reserved for issuance under the NSO Plan, although we cannot reissue shares that already have been issued pursuant to option exercises.

Eligibility

Our employees and consultants (other than our executive officers and directors) are eligible to receive grants of options under the NSO Plan. The Administrator selects the employees and consultants who will be granted options. The actual number of individuals who will be granted options under the NSO Plan cannot be determined in advance, because the Administrator has discretion to select optionees.

Terms of Options

A stock option is a right to acquire shares at a fixed exercise price for a fixed period of time. Subject to the terms of the NSO Plan, the Administrator determines the terms and conditions of options granted.

Options become exercisable at the times and on the terms established by the Administrator. The Administrator’s current practice is to grant options to non-executive officer employees that generally vest over a four-year period. The Administrator also determines when options expire. No option may be exercised after the expiration of its term. Generally, options expire ten years after the date of grant, assuming the optionee is still an employee or consultant of the Company at that time.

The exercise price of each option granted under the NSO Plan is set by the Administrator, but cannot be less than the fair market value of the underlying shares on the date of grant. The exercise price must be paid in full at the time of exercise in any form as determined by the Administrator (and as permitted by applicable law), including, but not limited to, cash, surrender of shares that have been owned by the optionee for at least six months (so long as such shares have a fair market value on the date of such surrender equal to the aggregate exercise price of the shares being exercised), reduction in Company liabilities to the optionee, and consideration received through a cashless exercise program.

If an optionee’s employment by or services to the Company terminates for any reason, his or her options remain exercisable, to the extent vested, for a period of time determined by the Administrator. For terminations other than as a result of death or disability, the time period is generally three months. However, in no event may an option be exercised after the expiration of its term. In the event of death or disability, options generally remain exercisable for a period of twelve months.

The Administrator may offer to buy out previously granted options at any time. However, assuming stockholder approval of this proposal, the Administrator will not be permitted to reprice outstanding options without first obtaining stockholder consent.

Changes in Capitalization

In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the Company’s common stock, or certain other changes in our corporate structure, our board of directors may adjust the number of shares available for issuance under the NSO Plan and the exercise price and the number shares subject to each outstanding option.

In the event of a liquidation or dissolution, any unexercised option will terminate. The Administrator may, in its discretion, provide that each optionee will have the right to exercise his or her options as to all of the underlying shares, including shares that would not otherwise be exercisable, until ten days prior to the consummation of the liquidation or dissolution.

In connection with any merger or sale of substantially all of the assets of the Company, each outstanding option may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or to substitute for outstanding options, each optionee will have the right to exercise his or her options as to all of the underlying shares, including shares not otherwise exercisable. In such event, the Administrator will notify all optionees that their options are fully exercisable for 15 days from the date of that notice, and all options will terminate upon the expiration of that 15-day period.

In addition, the Administrator typically provides that, in the event of an involuntary termination of an optionee’s employment within 24 months following a change of control, if the optionee has served as an employee for at least one year as of the date of the change of control, then 100% of the shares underlying the option automatically will vest and the option will be fully exercisable.

Awards to be Granted to Certain Individuals and Groups

The number of shares covered by options that an employee may receive under the NSO Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table shows the number of options granted to certain named groups under the NSO Plan during the year ended December 31, 2003 and the average per share exercise price of such options. On March 31, 2004, the fair market value of a share of the Company’s common stock was $12.04.

PLAN BENEFITS

2001 Nonstatutory Stock Option Plan

	Number of Options (1)	Weighted Average Exercise Price Per Share ($/Share) (1)
Current Executive Officers as a Group (2)	—	N/A
Non-Executive Director Group (3)	7,500	$10.38
Non-Executive Employee Group	1,252,047	$9.97

(1)	All options were granted at no less than fair market value on the date of grant.
(2)	Our executive officers are not eligible to receive options under the NSO Plan.
(3)	Three directors received option grants in consideration of their service as members of the Company’s Scientific Advisory Board.

Transferability

Unless the Administrator determines otherwise, options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. If the Administrator makes an option transferable, any transfer shall be subject to such additional terms and conditions as the Administrator deems appropriate.

Tax Information

The following is a brief summary of the federal income tax consequences to U.S. taxpayers and the Company of options granted under the Plan. Tax consequences for any particular individual may be different.

Only nonstatutory stock options may be granted under the Plan. An optionee does not recognize taxable income upon grant of a nonstatutory stock option. Upon exercise, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon subsequent disposition of the shares is capital gain or loss, which may be long- or short-term depending on the period the shares were held.

The Company generally will be entitled to a tax deduction in connection with the exercise of an option in an amount equal to the ordinary income recognized by the optionee at the time the optionee recognizes such income.

Amendment and Termination

The board of directors generally may amend, alter, suspend or terminate the NSO Plan at any time and for any reason; provided, however, no amendment, alteration, suspension or termination may impair the rights of existing optionees without their consent. Also, unless stockholder approval is obtained (or in connection with a stock dividend, merger or other change to the Company’s capital structure), neither the board nor the compensation committee may lower the price of a previously granted option or stock purchase right, nor replace the option or right with another type of award. By its terms, the NSO Plan will expire in 2011.

Summary

We believe strongly that approval of the NSO Plan amendment is important to our continued success. Our employees and other service providers are our most essential asset. Stock options constitute an important incentive for key personnel and help us attract, retain and motivate people whose skills and performance are critical to our success.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE 2001 NONSTATUTORY STOCK OPTION PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Ernst & Young LLP as independent auditors of the Company to audit the financial statements of the Company for the fiscal year ending December 31, 2004. Ernst & Young LLP has audited the Company’s financial statements since the year ended December 31, 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed To The Company By Ernst & Young LLP During Fiscal Years 2002 and 2003

The aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two years, in the following categories are:

	2003	2002
Audit fees (1)	$211,500	$172,270
Audit-related fees (2)	$16,980	—
Tax fees (3)	—	$19,636
All other fees	—	—

(1)	Audit fees billed by Ernst & Young LLP for review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.
(2)	For fiscal year 2003, audit-related fees consisted primarily of consultation for accounting and compliance with the requirements of the Sarbanes-Oxley Act.
(3)	For fiscal year 2002, tax fees principally included tax compliance fees of $13,340 and the balance related to tax consulting and planning.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-base basis.

The audit committee of the board of directors has considered whether the provision of the services covered in this section is compatible with maintaining Ernst & Young LLP’s independence.

Required Vote

The ratification of the appointment of Ernst & Young LLP and the authorization of the audit committee of the board of directors to agree to Ernst & Young LLP’s fees are being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the audit committee will reconsider its decision to appoint Ernst & Young LLP as the Company’s independent auditors. The affirmative vote of the holders of a majority of the shares of the Company’s common stock voting in person or by proxy on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

OTHER INFORMATION

Stock Ownership of Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of the Company as of March 31, 2004 by: (a) each person known to the Company to beneficially own five percent or more of the outstanding shares of its common stock; (b) each of the Company’s directors; (c) each of the Company’s executive officers named in the Summary Compensation Table below; and (d) all current directors and executive officers as a group. Unless otherwise indicated below, the address of each of the individuals named below is: c/o Cell Genesys, Inc., 500 Forbes Boulevard, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage (%) Beneficially Owned (2)

Mazama Capital Management, Inc. One SW Columbia Portland, OR 97258	3,472,849	7.8%

Legg Mason, Inc. 100 Light Street Baltimore, MD 21202	2,248,400	5.0%

David W. Carter (3)	52,500	*

Nancy M. Crowell (4)	41,875	*

James M. Gower (5)	89,036	*

John T. Potts, Jr., M.D. (6)	79,625	*

Thomas E. Shenk, Ph.D. (7)	109,250	*

Stephen A. Sherwin, M.D. (8)	1,276,554	2.8%

Eugene L. Step (9)	83,500	*

Inder M. Verma, Ph.D. (10)	136,446	*

Dennis L. Winger	—	—

Dale G. Ando, M.D. (11)	120,902	*

Robert H. Tidwell (12)	151,457	*

Joseph J. Vallner, Ph.D. (13)	347,084	*

Peter K. Working, Ph.D. (14)	113,172	*

All current executive officers and directors as a group (17 persons) (15)	3,037,249	6.4%

*	Less than one percent

(1)	The information in this table is based upon information supplied by directors and officers and, in the case of five percent stockholders, upon information contained in Schedules 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to the Company’s knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Percentage of beneficial ownership is based on 44,662,749 shares of common stock outstanding as of March 31, 2004. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(3)	Consists of 52,500 shares subject to options that are exercisable within 60 days after March 31, 2004.
(4)	Consists of 41,875 shares subject to options that are exercisable within 60 days after March 31, 2004.
(5)	Includes 82,500 shares subject to options that are exercisable within 60 days after March 31, 2004.
(6)	Consists of 79,625 shares subject to options that are exercisable within 60 days after March 31, 2004.
(7)	Includes 85,250 shares subject to options that are exercisable within 60 days after March 31, 2004.
(8)	Includes 830,000 shares subject to options that are exercisable within 60 days after March 31, 2004. Additionally, includes 30,000 shares held in irrevocable trust for Dr. Sherwin’s child, as to which Dr. Sherwin disclaims beneficial ownership.
(9)	Consists of 83,500 shares subject to options that are exercisable within 60 days after March 31, 2004.
(10)	Includes 89,250 shares subject to options that are exercisable within 60 days after March 31, 2004.
(11)	Includes 110,522 shares subject to options that are exercisable within 60 days after March 31, 2004.
(12)	Consists of 151,457 shares subject to options that are exercisable within 60 days after March 31, 2004.
(13)	Consists of 347,084 shares subject to options that are exercisable within 60 days after March 31, 2004.
(14)	Consists of 113,172 shares subject to options that are exercisable within 60 days after March 31, 2004.
(15)	Includes 2,473,918 shares subject to options that are exercisable within 60 days after March 31, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors and 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of copies of such forms received by the Company, or written representations from certain reporting persons that no filings on Forms 5 were required for such persons, the Company believes that, during 2003, its executive officers, directors and 10 percent stockholders complied with all applicable Section 16(a) filing requirements.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s board of directors is composed of Dr. Potts and Messrs. Carter and Step, none of whom is or has been an officer or employee of the Company. The Compensation Committee makes recommendations to the board of directors concerning salaries and incentive compensation of officers of the Company. Dr. Sherwin, chairman of the board and chief executive officer of the Company, is not a member of the Compensation Committee and cannot vote on matters decided by the Compensation Committee. He participates in Compensation Committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity, any of whose officers served on the Company’s Compensation Committee, and none of the executive officers of the Company has served on the compensation committee of any other entity, any of whose officers served on the Company’s board of directors.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the Company’s chief executive officer and each of the four other most highly compensated executive officers (collectively, the “Named Officers”) for services rendered to the Company in all capacities during the last three fiscal years.

Annual Compensation

					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)	Securities Underlying Options (2)	All Other Compensation ($) (3)
Stephen A. Sherwin, M.D	2003	485,000	125,000	—	60,000 (4)	3,000
Chairman of the Board and	2002	465,000	150,000	—	100,000 (5)	3,000
Chief Executive Officer	2001	445,000	200,000	—	80,000 (6)	3,000

Dale G. Ando, M.D	2003	252,000	43,000	—	22,500 (4)	—
Vice President,	2002	240,000	55,000	—	22,500 (5)	—
Clinical Research	2001	230,000	57,500	—	22,500 (6)	—

Robert H. Tidwell	2003	273,000	60,000	—	30,000 (4)	3,000
Senior Vice President,	2002	248,335	60,000	—	22,500 (5)	3,000
Corporate Development					50,000 (7)
	2001	230,000	57,500	—	10,000 (6)	3,000

Joseph J. Vallner, Ph.D.	2003	346,500	70,000	—	37,500 (4)	—
President and	2002	330,000	100,000	—	37,500 (5)	—
Chief Operating Officer	2001	300,898	100,000	—	46,500 (6)	—
					100,000 (8)

Peter K. Working, Ph.D.	2003	268,000	45,500	—	30,000 (4)	3,000
Senior Vice President,	2002	243,334	60,000	—	10,000 (5)	3,000
Research & Development					50,000 (9)
	2001	79,320	20,000	—	100,000(10)	3,000

(1)	These bonuses, which were awarded for and accrued in the year noted, were paid in the subsequent year.
(2)	Cell Genesys has no restricted stock awards, stock appreciation rights or long-term incentive plan payouts.
(3)	In January 2001, the Company introduced a 401(k) employer match for all participating employees under its Defined Contribution Plan managed by Charles Schwab. The 401(k) match equals 100 percent of the first $3,000 contributed by the employee participant.
(4)	Consists of options granted February 2, 2003, related to performance during 2002.
(5)	Consists of options granted February 7, 2002, related to performance during 2001.
(6)	Consists of options granted February 6, 2001, related to performance during 2000.
(7)	Mr. Tidwell was promoted to Senior Vice President, Corporate Development on July 24, 2002, and was granted an option to purchase 50,000 shares with an expiration date of July 24, 2012, in the context of this promotion.
(8)	Dr. Vallner was promoted in July 2001, to President and Chief Operating Officer from Executive Vice President and Chief Operating Officer. On July 25, 2001, he was granted an option to purchase 100,000 shares with an expiration date of July 25, 2011, in the context of this promotion.
(9)	Dr. Working was promoted to Senior Vice President, Research and Development on July 24, 2002, and he was granted an option to purchase 50,000 shares with an expiration date of July 24, 2012 in the context of this promotion.
(10)	Dr. Working joined the Company as Vice President, Research and Development in August 2001. On August 31, 2001, he was granted an option to purchase 100,000 shares with an expiration date of August 31, 2011.

Option Grants in Last Fiscal Year

The following table sets forth each grant of stock options to the Named Officers in fiscal year 2003:

Individual Grants

	Number of Securities Underlying Options Granted (1)		Percent of Total Options Granted to Employees in 2003 (2)	Exercise Price ($) (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term ($) (3)
Name						5%	10%
Stephen A. Sherwin, M.D.	60,000	(4)	3.7%	$9.14	02/04/2013	$344,886	$874,008
Dale G. Ando, M.D.	22,500	(4)	1.4%	$9.14	02/04/2013	$129,332	$327,753
Robert H. Tidwell	30,000	(4)	1.9%	$9.14	02/04/2013	$172,443	$437,004
Joseph J. Vallner, Ph.D.	37,500	(4)	2.3%	$9.14	02/04/2013	$215,554	$546,255
Peter K. Working, Ph.D.	30,000	(4)	1.9%	$9.14	02/04/2013	$172,443	$437,004

(1)	Options granted under the Company’s 1998 Incentive Stock Plan have a maximum term of 10 years but terminate earlier upon termination of employment. Shares vest over a four-year period at the rate of 1/48th per month.
(2)	Based on an aggregate of 1,604,547 options granted to employees in 2003.
(3)	The potential realizable value is calculated based on the 10-year term of the option and the fair market value of the common stock at the time the option was granted, compounded annually. The five percent and 10 percent assumed annualized rates of compound stock price appreciation are provided in compliance with the rules of the SEC and are not meant to represent the Company’s estimate or a projection by the Company of future common stock prices.
(4)	Consists of options granted February 2, 2003, related to performance during 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth certain information concerning option exercises in 2003 and unexercised options held at December 31, 2003 by the Named Officers:

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2003 Exercisable/Unexercisable	Value of Unexercised In-the- Money Options at December 31, 2003 ($) Exercisable/Unexercisable (2)
Stephen A. Sherwin, M.D.	—	—	800,001 / 119,999	$4,518,637 / $168,813
Dale G. Ando, M.D.	—	—	101,616 / 35,155	$488,630 / $ 63,301
Robert H. Tidwell	—	—	125,990 / 86,510	$39,968 / $111,531
Joseph J. Vallner, Ph.D.	—	—	320,887 / 100,613	$889,368 / $105,506
Peter K. Working, Ph.D.	—	—	87,708 / 102,292	$39,968 / $111,531

(1)	Fair market of the underlying securities on the date of exercise, minus the aggregate exercise price of the securities.
(2)	Fair market value of the underlying securities based on a closing price of our common stock at December 31, 2003 of $12.79 per share, less the exercise price.

Equity Compensation Plan Table

Information as of December 31, 2003 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	(A) Number of Shares to be Issued Upon Exercise of Outstanding Options	(B) Weighted-Average Exercise Price of Outstanding Options	(C) Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity compensation plans approved by stockholders	3,658,021	$11.72	1,183,577	(1)
Equity compensation plans not approved by stockholders	2,977,375	$13.70	1,985,108	(2)

Total	6,635,396	$12.62	3,168,685

(1)	Includes 874,392 shares available for future issuance under our 1998 Incentive Stock Plan, as amended through 2003, generally used for grants to executive officers. Also includes 174,185 shares available under our 2002 Employee Stock Purchase Plan and 135,000 shares available under our 2001 Director Option Plan, used for grants to our outside Directors.

(2)	Consists of 1,985,108 shares available for future issuance under our 2001 Nonstatutory Stock Option Plan, used for grants to non-executive officer employees and consultants.

Change-in-Control Agreements and Employment Contracts

Since the time of his initial employment in March 1990, the Company has agreed to maintain Dr. Sherwin’s salary for twelve months after termination of his employment with the Company, unless the Company terminates Dr. Sherwin for cause or he terminates his employment voluntarily.

The Company has implemented change-in-control agreements for certain executive officers. Under these agreements, the Company has agreed to provide Dale G. Ando, M.D., Carol C. Grundfest, Christine McKinley, Matthew J. Pfeffer, Michael W. Ramsay, Robert H. Tidwell, Joseph J. Vallner, Ph.D. and Peter K. Working, Ph.D. with severance payments in an aggregate amount equal to twelve months salary plus bonus and certain employee benefits, following a change in control of the Company and (i) termination without cause by the Company or (ii) constructive termination. Also, under a similar change-in-control agreement, the Company has agreed to provide Dr. Sherwin with severance payments in an aggregate amount equal to two years salary plus bonus and certain employee benefits. Included in Dr. Sherwin’s change-in-control agreement is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the agreement. Dr. Sherwin’s change-in-control agreement, when applicable, will supersede his employment contract.

Corporate Governance

The Company and its board of directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. The Company has also been closely monitoring guidance issued or proposed by the Securities and Exchange Commission (“SEC”), new listing standards of Nasdaq, and the provisions of the Sarbanes-Oxley Act. As a result of our review of these matters, as well as the emerging best practices of other companies, we have implemented the following:

Director Independence

•	We have confirmed that a majority of our directors are independent as defined by currently available SEC and Nasdaq regulations.

•	The Company’s independent directors hold formal meetings convened separately from management, which meetings do not include our Chairman of the Board and Chief Executive Officer, and are chaired by an independent director.

•	The audit, compensation and nominating and governance committees consist solely of independent directors.

Audit Committee

•	All audit committee members possess the required level of financial literacy.

•	The audit committee charter has been amended to formalize and make explicit the following:

o	The audit committee’s ability to retain independent consultants and experts as it sees fit, at Company expense;

o	The audit committee’s right to appoint, review and assess the performance of our independent auditors;

o	The audit committee’s ability to hold regular executive sessions with our independent auditors, the Company controller, and other Company officers directly, as it considers appropriate;

o	The audit committee’s requirement to review and approve in advance, non-audit services by our independent auditors, as well as related party transactions;

o	The audit committee’s duty to establish a formal complaint monitoring procedure (whistleblower policy) to enable confidential and anonymous reporting to the audit committee; and

o	The audit committee’s authority over the independent auditors’ rotation policy.

Other Governance Matters

•	We have established a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.

•	We have established a formal compensation committee charter and nominating and governance committee charter.

•	We have established a requirement that any waiver of an amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the nominating and governance committee and disclosed to our stockholders.

•	We have adopted an updated Insider Trading Policy including new control procedures that comply with current SEC and Nasdaq regulations.

•	We have established a policy to ensure procedures whereby the board will review its own performance on an annual basis.

•	We have prohibited loans to our officers and directors.

More details on our corporate governance initiatives, including copies of our Code of Business Conduct and Ethics and our committee charters can be found in the “Corporate Governance” section of our web site at http://www.cellgenesys.com.

Policy for Director Recommendations and Nominations

The nominating and governance committee considers candidates for board membership suggested by the board of directors, management and the Company’s stockholders. It is the policy of the nominating and governance committee to consider recommendations for candidates to the board of directors from stockholders holding no less than 5% of the total outstanding shares of the Company. Stockholders must have held such common stock continuously for at least twelve months prior to the date of the submission of the recommendation. The nominating and governance committee will consider persons recommended by the Company’s stockholders in the same manner as a nominee recommended by members of the board of directors or management.

A stockholder that desires to recommend a candidate for election to the board of directors shall direct the recommendation in written correspondence by letter to the Company, attention of:

Chairperson of the Nominating and Governance Committee

c/o Cell Genesys, Inc.

500 Forbes Boulevard

South San Francisco, CA 94080

Such notice must include:

•	the candidate’s name, home and business contact information;

•	detailed biographical data and relevant qualifications;

•	a signed letter from the candidate confirming willingness to serve;

•	information regarding any relationships between the candidate and the Company within the last three years; and

•	evidence of the required ownership of common stock by the recommending stockholder.

In addition, a stockholder may nominate a person directly for election to the board of directors at the annual meeting of our stockholders provided the stockholder meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the board of directors at an annual meeting, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals.”

Where the nominating and governance committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating and governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the committee considers a number of factors, including the following:

•	The current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board.

•	Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest.

•	Such other factors as the committee may consider appropriate.

The nominating and governance committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the board:

•	The highest personal and professional ethics and integrity.

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

•	Skills that are complementary to those of the existing board members.

•	The ability to assist and support management and make significant contributions to the Company’s success.

•	An understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

In connection with its evaluation, the nominating and governance committee determines whether it will interview potential nominees. After completing the evaluation and interview, the nominating and governance committee makes a recommendation to the full board of directors as to the persons who should be nominated to the board, and the board of the directors determines the actual nominees after considering the recommendation and report of the nominating and governance committee.

SEC rules now require that Cell Genesys disclose the source of nominees who were not previously elected by the stockholders. Dennis L. Winger, who joined the board in January 2004, was recommended by a standing member of the nominating and governance committee.

Stockholder Communications to Directors

Stockholders may communicate directly with the members of the Company’s board of directors by sending an email to the chairperson of the nominating and governance committee at board@cellgenesys.com. All directors will have access to this email address. The corporate compliance officer monitors these communications and will ensure that summaries of all received messages are provided to the board of directors at its regularly scheduled meetings. Where the nature of a communication warrants, the corporate compliance officer may decide to obtain the more immediate attention of the appropriate committee of the board of directors or a non-management director, or the Company’s management or independent advisors, as appropriate. The corporate compliance officer will also determine whether any response to a stockholder communication is necessary or warranted, and whether further action is required.

Director Independence

In April 2004, the board of directors undertook a review of the independence of its directors and considered whether any director had a material relationship with the Company or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the board of directors affirmatively determined that all of the directors of Cell Genesys, with the exception of Stephen A. Sherwin, M.D., our Chief Executive Officer, and Thomas E. Shenk, Ph.D. and Inder M. Verma, Ph.D., are independent of the Company and its management under the corporate governance standards of Nasdaq.

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of Cell Genesys, including the Company’s senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on Cell Genesys’ website. The Company also intends to post amendments to or waivers from the Code of Business Conduct and Ethics on its website.

REPORT OF THE COMPENSATION COMMITTEE

Decisions regarding compensation of the Company’s executive officers are made by the compensation committee of the board of directors (the “Compensation Committee”). The Compensation Committee is comprised of three independent directors, Mr. Carter, Dr. Potts and Mr. Step. The Compensation Committee is responsible for setting compensation policy and determining the annual compensation of the executive officers of the Company, including base salaries, bonuses, if any, and stock options. Periodically, including during 2003, an outside compensation expert is retained to thoroughly review certain aspects of the Company’s compensation policy and practice relative to the competitive environment. The Company’s executive pay programs are designed to attract and retain executives who will contribute to the Company’s long-term success, to reward executives for achieving both short- and long-term goals of the Company, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive’s total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the chief executive officer and other executive officers of the Company annually, based upon individual performance and the achievement of corporate goals.

General Compensation Policy

Cell Genesys’ executive compensation programs seek to accomplish several major goals:

•	To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in companies in the biotechnology industry of comparable size and at a comparable stage of development;

•	To motivate executives to achieve important business and performance objectives and to reward them when such objectives are met; and

•	To align the interests of executive officers with the long-term interests of stockholders through participation in the Company’s stock option plan.

The achievement of these goals is based on a mix of compensation elements, as described below:

Base Salary:    Base salaries for all employees, including executive officers, are determined based on an established job grade and salary matrix that is designed to provide a base salary that is competitive with comparable companies. In monitoring the job grade and salary matrix, the Compensation Committee compared compensation information derived from surveys including compensation levels for companies of similar size and stage of development. Included in the survey are some, but not all, of the companies included in the Nasdaq Pharmaceutical Index, with the primary focus on biotechnology companies at a similar stage in the San Francisco Bay Area which may compete for the same pool of employees. The assessment confirmed that Cell Genesys’ base compensation was comparable to the industry averages.

Adjustments to each individual’s base salary, including executive officers, are made in connection with annual performance reviews. The amounts of such adjustments are calculated using merit increase guidelines based on the employee’s position within the relevant compensation range and the results of his or her performance review. The recommended percentage increases are adjusted annually to reflect the Compensation Committee’s assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.

Performance-Based Incentive Plan:    Officers and other key employees may earn an annual bonus, set as a percentage of base salary, based on the achievement of individual objectives and corporate goals. Corporate goals are established at the start of each year by the Compensation Committee in conjunction with the full board of directors. Awards made to executive officers are based upon the achievement of corporate goals as well as the department goals of the individual officers. These goals may include progress made in preclinical programs and clinical trials, strategic alliances, financing activities and the financial results of Cell Genesys. Cell Genesys’ compensation policy with respect to annual bonuses was also compared to relevant market data and found to be comparable to industry averages. From time to time the Compensation Committee may elect to defer an annual cash bonus and employ increased stock-based compensation in order to conserve the Company’s financial resources and retain key employees and align the interests of the employees with those of the stockholders.

Stock-Based Incentive Compensation:    Stock options enable Cell Genesys to provide long-term incentives to its employees, which align the interests of all employees, including the executive officers, with those of the stockholders. Options are exercisable in the future at the fair market value at the time of grant, so that an option holder is rewarded only by the appreciation in price of the Cell Genesys common stock. Stock options are granted upon commencement of employment and generally have a four-year vesting period and expire 10 years after the date of grant. Periodic grants of stock options are generally made annually to all eligible employees based on performance, with additional grants made to certain employees following a significant change in job responsibility, scope or title.

Guidelines for the number of options granted to each eligible employee are determined by the Compensation Committee based on several factors, including a valuation analysis reflecting market-based compensation, salary grade and the performance of each participant. The size of the resulting grants developed under this procedure are targeted to be at or above competitive levels as a reflection of both providing an incentive for favorable performance of Cell Genesys, as well as the risk attached to the future growth of the biotechnology industry.

CEO Compensation

Dr. Sherwin’s compensation for fiscal 2003 was determined in accordance with the compensation policy of Cell Genesys described above and the Compensation Committee’s evaluation of his overall leadership and management of the Company. 2003 was a year of significant accomplishment for Cell Genesys both with respect to product development and business activities. Under Dr. Sherwin’s leadership, Cell Genesys made significant progress in each of its clinical and preclinical programs, particularly with respect to advancing the Company’s GVAX® prostate cancer vaccine towards Phase 3 clinical trials. Additionally, during 2003 the Company entered into a global alliance with Novartis AG for the development and commercialization of certain oncolytic viral therapies. Under the agreement, the Company acquired exclusive worldwide rights to the oncolytic viral products and certain related intellectual property of Novartis and its subsidiary, Genetic Therapy, Inc. and also received a signature payment of $28.5 million from Novartis. During 2003, the Company also significantly expanded its manufacturing capabilities and commenced manufacturing in its Hayward, California and Memphis, Tennessee facilities. The Company achieved approximately $18 million in revenues during 2003 and ended the year with a cash balance of approximately $167 million. Throughout 2003, Dr. Sherwin has striven to ensure that Cell Genesys’ assets were utilized effectively and to their best advantage while continuing to optimally manage Cell Genesys’ financial resources. Dr. Sherwin’s compensation during 2003 reflects his leadership, management and the achievements of Cell Genesys during 2003.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million for any officer in any one year. This limitation became effective for each year beginning after December 31, 1993 and applies to all compensation paid to the covered executive officers that is not considered to be performance-based. Compensation that does qualify as performance-based compensation does not have to be taken into account for purposes of this limitation.

The cash compensation paid to the Company’s executive officers during 2003 did not exceed the $1 million limit for any executive officer, nor is the cash compensation to be paid to the Company’s executive officers for 2004 expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limitation, the Compensation

Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of the Company’s board of directors.

MEMBERS OF THE COMPENSATION COMMITTEE

David W. Carter

John T. Potts, Jr., M.D.

Eugene L. Step

AUDIT COMMITTEE REPORT

The audit committee of the board of directors (the “Audit Committee”) is composed of directors Ms. Crowell and Messrs. Step and Winger, none of whom is or has been an officer or employee of the Company. The primary role of the Audit Committee is to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company’s financial reporting process. The board of directors has determined that each member of the Audit Committee is “independent” as defined in the listing standards of the National Association of Securities Dealers. The board of directors has adopted a written charter for the Audit Committee, a copy of which is included as Appendix A to this proxy statement. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including discussing the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors’ independence from management and the Company.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has recommended, subject to stockholder approval, the selection of the Company’s independent auditors. This recommendation was based on a variety of factors, including a review of the qualifications of Ernst & Young LLP’s engagement team, as well as Ernst & Young LLP’s reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence and has discussed with Ernst & Young LLP the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Company’s board of directors.

MEMBERS OF THE AUDIT COMMITTEE AS OF FISCAL YEAR 2003

Nancy M. Crowell

James M. Gower

Eugene L. Step

Stockholder Return Comparison

The graph below compares the cumulative total return on the Company’s common stock for fiscal years 1999 to 2003 compared to the CRSP Total Return Index for the Nasdaq Composite and the CRSP Total Return Index for the Nasdaq Biotechnology Stocks. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Cumulative Stockholder Return *

*Assumes $100 invested on December 31, 1998 in the Company’s common stock and in each index listed above. The total return for the Company’s common stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on the Company’s common stock.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed.

THE BOARD OF DIRECTORS

Dated: April 29, 2004

APPENDIX A

Cell Genesys, Inc.

Audit Committee Charter

The Audit Committee of the Board of Directors of Cell Genesys, Inc. will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Committee will consist of at least three members of the Board of Directors. Members of the Committee must meet the following criteria (as well as any criteria required by the Securities and Exchange Commission (the “SEC”)):

1.	Each member will be an independent director, as defined in (i) Nasdaq Rule 4200 and (ii) the rules of the SEC; and

2.	All Committee members shall be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by and in compliance with the deadlines set forth in SEC and Nasdaq regulations.

RESPONSIBILITY

The Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information and required reports to be provided to shareholders and the SEC; (ii) the system of internal controls that management has established; (iii) the appointment, compensation and oversight of the Company’s auditors and the external audit process; and (iv) establishing procedures for receiving and reviewing accounting related complaints and concerns by whistleblowers. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Committee. The Committee will make regular reports to the Board concerning its activities.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s business conduct guidelines. It is the responsibility of management to prepare financial statements which are complete and accurate and in accordance with generally accepted accounting principles and the rules and regulations of the SEC. It is the responsibility of the independent auditors to plan and perform the audit to obtain reasonable assurance about whether the annual financial statements are free of material misstatement, and to review the Company’s unaudited interim financial statements.

The Committee shall review any report made directly, or otherwise made known, to it by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a “material violation”), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time (“Part 205”).

AUTHORITY

In discharging its duties, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve, at the Company’s expense, the retention of external professionals, including independent counsel and such advisors as it deems appropriate, to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. The Committee is to meet in separate executive sessions with the chief financial officer and independent accountants at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

1.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Nasdaq and/or SEC Audit Committee requirements.

2.	Oversee compliance with the requirements of the SEC for disclosure of auditor’s services.

3.	Review with the Company’s management and independent accountants the Company’s accounting and financial reporting controls. Review with the independent accountants whether any matters came to their attention related to significant deficiencies in the design of internal control that, in their judgment, could adversely affect the Company’s ability to record, process, summarize, and report financial data consistent wit the assertions of management in the financial statements.

4.	Review with the Company’s management and independent accountants significant accounting and reporting principles and sensitive accounting estimates applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company’s accounting principles used in financial reporting.

5.	Review the scope and general extent of the independent accountants’ annual audit. The Committee’s review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually the adequacy of staffing and the fee arrangement with the independent accountants. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting. In addition, the Committee shall pre-approve any transactions between the Company and its related parties.

6.	Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7.	Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q.

8.	At the completion of the annual audit, review with management and the independent accountants the following:

•	The annual financial statements and related footnotes and financial information to be included in the Company’s annual report to shareholders and on Form 10-K.

•	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

•	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

•	All material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management.

•	Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive communication provided by the independent accountants concerning their judgment about the quality of the Company’s accounting principles, as outlined in SAS 61 as amended by SAS 90, and whether or not they object to the application of management’s judgments and estimates to significant accounting principles.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.

9.	After preparation by management and review by independent accountants, approve the report required under SEC rules to be included in the Company’s annual proxy statement. The charter is to be published as an appendix to the proxy statement at least every three years.

10.	Discuss with the independent accountants the quality of the Company’s financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company’s needs.

11.	Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as material weaknesses or significant deficiencies. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

12.	Have exclusive authority over the selection, retention or termination of the Company’s independent accountants, including a policy and plan for independent auditor rotation.

13.	Review with management and the independent accountants the methods used to establish and monitor the Company’s policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

14.	Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

15.	As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

16.	Regularly review its structure, processes and membership requirements.

17.	The Committee shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205.

18.	Upon receipt of a report under Part 205, the Committee shall:

•	inform the Company’s chief legal officer/general counsel (“CLO”), if one exists, and chief executive officer (“CEO”) of such report unless notification would be futile; and

•	determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents.

19.	If the Committee determines an investigation is necessary or appropriate, the Committee shall:

•	notify the full Board of Directors; and

•	initiate an investigation, which may be conducted either by the CLO or by outside attorneys.

20.	At the conclusion of any such investigation, the Committee shall:

•	recommend that the Company implement an appropriate response to the evidence of a material violation, which appropriate response may include:

•	a finding that no material violation has occurred, is ongoing or is about to occur;

•	the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

•	retaining or directing an attorney to review the reported evidence of a material violation and either (i) the Company has substantially implemented any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence or (ii) the attorney advises the Company that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Company or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation; and

•	inform the CLO, the CEO and the Board of the results of any such investigation initiated by the Committee and the appropriate remedial measures to be adopted.

21.	The Committee may take all other appropriate action, including the authority to notify the Securities and Exchange Commission, if the Company fails in any material respect to implement an appropriate response that the Committee has recommended the Company to take.

CELL GENESYS, INC. C/O EQUISERVE ATTN: DEBRA LEWIS 150 ROYALL STREET CANTON, MA 02021

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Cell Genesys, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE. MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CLLGNI	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELL GENESYS, INC.

Vote on Directors
1	To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.
			For All	Withhold All	For All Except
	Nominees:	01) Stephen A. Sherwin, M.D., 02) David W. Carter, 03) Nancy M. Crowell, 04) James M. Gower, 05) John T. Potts, Jr., M.D., 06) Thomas E. Shenk, Ph.D., 07) Eugene L. Step, 08) lnder M. Verma, Ph.D., 09) Dennis L. Winger	☐	☐	☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposals						For	Against	Abstain
2.	To approve the amendment of the Company’s 2001 Nonstatutory Stock Option Plan to increase the number of shares of common stock reserved for future issuance by 500,000 shares and to prohibit future option repricings under the 2001 Nonstatutory Stock Option Plan without the approval of the Company’s stockholders.					☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.					☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.					☐	☐	☐

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate the name of the corporation and such officer’s capacity.

For comments, please check this box and write them on the back where indicated			☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CELL GENESYS, INC.

2004 ANNUAL MEETING OF STOCKHOLDERS

JUNE 10, 2004

The undersigned stockholder of Cell Genesys, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2004, and hereby appoints Stephen A. Sherwin, M.D. and Matthew J. Pfeffer, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of Cell Genesys, Inc. to be held on Thursday, June 10, 2004 at 10:00 a.m., local time, at the Company’s offices at 500 Forbes Boulevard, South San Francisco, California 94080, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth on the reverse side.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE